Exhibit 99.3

CONSENT OF FINANCIAL ADVISOR

We consent to the inclusion of our fairness opinion letter to the Board of Directors of Jefferson Bancshares, Inc. dated January 21, 2014 as Annex C to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 filed by HomeTrust Bancshares, Inc. in connection with the proposed merger of Jefferson Bancshares, Inc. We further consent to the references to our fairness opinion letter and the analysis conducted by us and the use of our name in the Proxy Statement/Prospectus in conjunction therewith.

/S/ PROFESSIONAL BANK SERVICES, INC.

PROFESSIONAL BANK SERVICES, INC.

Louisville, Kentucky

March 21, 2014